[ MATTSON LOGO ]
NEWS RELEASE


Contact:

Christopher Dennis
Investor Relations
Mattson Technology, Inc.
(510) 492-6294


                       MATTSON TECHNOLOGY, INC. ANNOUNCES
                      FIRST QUARTER 2003 FINANCIAL RESULTS


FREMONT, Calif., May 13, 2003 -- Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today is reporting financial results for the fist quarter of 2003.

Highlights of this report include:

     o The completion of the previously announced divestiture of the Wet Products Division.

     o Gross margin for the first quarter of 2003 was 27% versus 21% for the fourth quarter of 2002.

     o Operating expenses decreased to $25.6 million for the first quarter of 2003. Operating expenses were $42.1 million for the fourth quarter of 2002, including $11.1 million non-recurring, restructuring and other charges.

     o Cash position remains strong with over $82 million on hand at quarter end. The company has no long-term debt.

"Despite the continued downturn and uncertain macroeconomic environment, we made significant progress, as reflected in our first quarter results," said David L. Dutton, President and chief executive officer. "We took aggressive actions to reduce operating expenses and completed the divestiture of the Wet Products Division. We expect to see further benefits, especially improvements in gross margin, as we move into the second half of this year. We are now concentrating on our strongest technologies, Strip and RTP."

Net sales for the quarter were $67.8 million, an increase of $18.6 million or 38 percent from $49.2 million in the fourth quarter of 2002, and an increase of $21.6 million or 47 percent from the first quarter of 2002 net sales of $46.2 million. Revenues for the quarter included $3.0 million of royalty income related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. (DNS).

Shipments for the quarter were $39.5 million, a decrease of $1.0 million or 3 percent from $40.5 million in the fourth quarter of 2002, and an increase of $5.7 million or 17 percent from the first quarter of 2002 shipments of $33.8 million.

Sales of Wet Division products were $32.3 million in the first quarter of 2003, $23.0 million in the fourth quarter of 2002 and $23.7 million in the first quarter of 2002. Shipments of Wet Division products were $6.4 million in the first quarter of 2003. Acceptances of Wet Division tools shipped in prior quarters increased net sales in the first quarter of 2003.

Net loss for the first quarter of 2003 was $16.0 million, or ($0.36) per share, compared to a net loss of $31.9 million, or ($0.71) per share, for the fourth quarter of 2002, and a net loss of $25.8 million, or ($0.70) per share, for the first quarter of 2002. Results for the first quarter of 2003 include a $10.3 million loss related to the disposition of the Wet Products Division, reflecting the sale of net assets associated with that Division and the recording of certain liabilities resulting from the disposition.

Net bookings for the first quarter of 2003 were $34.4 million, compared to net bookings in the fourth quarter of 2002 of $44.2 million, and net bookings of $26.0 million in the year-ago quarter. Net bookings in the first quarter of 2003 resulted in a book-to-bill ratio of 0.9 to 1.0. Bookings of Wet Division products were $6.9 million in the first quarter of 2003. Mattson's book-to-bill ratio without its Wet Division was 0.8 to 1.0.

Gross margin for the first quarter of 2003 was 27 percent, an increase of approximately six percentage points from 21 percent for the fourth quarter of 2002, and an increase from 16 percent gross margin for the first quarter of 2002.

Deferred Revenue, which represents tools shipped and awaiting customer acceptance, was $24.4 million at the end of Q1 2003, $84.3 million less than the year-end balance of $108.7 million and $100.1 million less than $124.5 million at the end of the year-ago quarter. This sharp decline in deferred revenue is primarily the result of the sale of the Wet Division, which until the closing of its sale in March of this past quarter accounted for the majority of Mattson's deferred revenue.

The company ended the quarter with cash, cash equivalents and restricted cash of $82.3 million, a decrease of $6.7 million from $89.0 million at December 31, 2002. Working capital decreased to $59.5 million as of March 30, 2003 from $62.1 million at December 31, 2002.

Second Quarter 2003 Outlook: New order bookings for Strip and RTP products in the second quarter of 2003 are expected to decline between 7 and 12 percent from the first quarter bookings for those products. Net revenue for the second quarter of 2003 is expected to range between $28 and $33 million, and gross margin is expected to rise to the mid-30 percent range.

Attached to this news release are unaudited condensed consolidated statements of operations and balance sheets.

At 6:00 AM (Pacific Time), Tuesday, May 13, 2003, Mattson will hold a conference call to review the following topics: first quarter 2003 financial results, current business conditions, and the near-term business outlook. The conference call will be webcast via the Internet (www.mattson.com, under "Investor Line"), beginning at 6:00 am Pacific Time, May 13, 2003. In addition to the live webcast, a replay will be available to the public on the Mattson website for one-week following the live broadcast.

This news release contains forward-looking statements regarding, among other matters, the Company's future prospects and near-term outlook, including anticipated bookings, revenue and margins for future periods, and expected effects from restructurings. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. In addition to the general risks associated with the slowdown in the semiconductor industry and risks in the development of complex technology, our future results will depend on a variety of factors, including the timing of significant orders, our ability to timely manufacture and deliver ordered products, our ability to bring new systems to market, the timing of new product releases by our competitors, our ability to reduce costs in response to market conditions, our actual costs from disposition of our Wet Products Division, and other factors. Reference is made to the company's filings with the Securities and Exchange Commission for further discussion of risks and uncertainties regarding the company's business. The company assumes no obligation to update the information in this news release.


About Mattson Technology, Inc.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in "front-end" fabrication of integrated circuits. The company is a market leader in dry strip and RTP equipment, and its products combine advanced process technology on high-productivity platforms backed by industry-leading support. Since beginning operations in 1989, the company's core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. Headquartered in Fremont, Calif., the company maintains sales and support centers throughout the United States, Europe and Asia. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900.
Fax: (510) 492-5911. Internet: www.mattson.com.

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